Exhibit 99.3

CONSENT OF DAVID BRUNELLE

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as person about to become a director of Berkshire Hills Bancorp, Inc. (“Berkshire Hills Bancorp”) in the Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 of Berkshire Hills Bancorp and Commerce Bancshares Corp. (“Commerce”), as amended, pursuant to the Securities Act in connection with the Agreement and Plan of Merger, dated as of May 22, 2017, by and between Berkshire Hills Bancorp and Commerce (the “Merger Agreement”) wherein Commerce will merge with and into Berkshire Hills Bancorp, with Berkshire Hills Bancorp as the surviving entity.

July 20, 2017	/s/ David Brunelle
David Brunelle